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                            AUTOMATIC AND FACULTATIVE
                        YEARLY RENEWABLE TERM REINSURANCE
                                    AGREEMENT


                            EFFECTIVE April 30, 2000


                          PRUCO LIFE INSURANCE COMPANY
                      (hereinafter referred to as "PRUCO")


                              213 Washington Street
                          Newark, New Jersey 07102-2992


                                       And


                       MUNICH AMERICAN REASSURANCE COMPANY
                      (hereinafter referred to as "MUNICH")

                         56 Perimeter Center East, N.E.
                             Atlanta, GA 30346-2290

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                                Table of Contents

1.  PARTIES TO THE AGREEMENT..................................................3

2.  EFFECTIVE DATE OF THE AGREEMENT...........................................3

3.  SCOPE OF THE AGREEMENT....................................................3

4.  DURATION OF THE AGREEMENT.................................................3

5.  BASIS OF REINSURANCE......................................................4

6.  AUTOMATIC REINSURANCE TERMS...............................................4
      a. CONVENTIONAL UNDERWRITING............................................4
      b. RESIDENCE............................................................4
      c. OCCUPATION...........................................................4
      d. AUTOMATIC PORTION REINSURED..........................................4
      e. RETENTION............................................................4
      f. AUTOMATIC ACCEPTANCE LIMIT...........................................4
      g. JUMBO LIMIT..........................................................4
      h. MINIMUM CESSION......................................................4
      i. FACULTATIVE QUOTES...................................................4

7.  AUTOMATIC REINSURANCE NOTICE PROCEDURE....................................4

8.  FACULTATIVE OBLIGATORY REINSURANCE........................................5

9.  FACULTATIVE REINSURANCE...................................................5

10. COMMENCEMENT OF REINSURANCE COVERAGE......................................5
      a. AUTOMATIC REINSURANCE................................................5
      b. FACULTATIVE OBLIGATORY REINSURANCE...................................5
      c. FACULTATIVE REINSURANCE..............................................6
      d. PRE-ISSUE COVERAGE...................................................6

11. REINSURANCE PREMIUM RATES.................................................6
      a. LIFE REINSURANCE.....................................................6
      b. RATES NOT GUARANTEED.................................................6

12. PAYMENT OF REINSURANCE PREMIUMS...........................................6
      a. PREMIUM DUE..........................................................6
      b. FAILURE TO PAY PREMIUMS..............................................6
      c. PREMIUM ADJUSTMENT...................................................7

13. PREMIUM TAX REIMBURSEMENT.................................................7

14. DAC TAX AGREEMENT.........................................................7


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15. REPORTS...................................................................8

16. RESERVES FOR REINSURANCE..................................................8

17. CLAIMS....................................................................8
      a. NOTICE...............................................................8
      b. AMOUNT AND PAYMENT OF BENEFITS.......................................8
      c. CLAIM SETTLEMENTS....................................................8
      d. CLAIM EXPENSES.......................................................8
      e. EXTRACONTRACTUAL DAMAGES.............................................9

18.  MISREPRESENTATION, SUICIDE, AND MISSTATEMENT.............................9

19.  POLICY CHANGES...........................................................9
      a. NOTICE...............................................................9
      b. INCREASES............................................................9
      c. REDUCTION OR TERMINATION.............................................10
      d. PLAN CHANGES.........................................................10
      e. DEATH BENEFIT OPTION CHANGES.........................................10
      f. REDUCED PAID-UP INSURANCE............................................10

20. RECAPTURE.................................................................10

21. REINSTATEMENTS............................................................11
      a. AUTOMATIC REINSTATEMENT..............................................11
      b. FACULTATIVE REINSTATEMENT............................................11
      c. PREMIUM ADJUSTMENT...................................................11

22. ERRORS AND OMISSIONS......................................................11

23. INSOLVENCY................................................................11

24. ARBITRATION...............................................................12
      a. GENERAL..............................................................12
      b. NOTICE...............................................................12
      c. PROCEDURE............................................................12
      d. COSTS................................................................13

25. GOOD FAITH; FINANCIAL SOLVENCY............................................13

26. MEDICAL INFORMATION BUREAU................................................13

27. GOVERNING LAW.............................................................13

28. ASSIGNMENT................................................................14


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                 AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM
                              REINSURANCE AGREEMENT

1.    PARTIES TO THE AGREEMENT

      This Agreement is solely between MUNICH and PRUCO, a life insurance company domiciled in the State of Arizona. There is no third party beneficiary to this Agreement. Reinsurance under this Agreement will not create any right or legal relationship between MUNICH and any other person, for example, any insured, policyowner, agent, beneficiary, or assignee. PRUCO agrees that it will not make MUNICH a party to any litigation between any such third party and PRUCO. PRUCO will not use or disclose MUNICH's name with regard to PRUCO's agreements or transactions with these third parties unless MUNICH gives prior written approval for the use or disclosure of its name or unless PRUCO is compelled by law to do so.

      The terms of this Agreement are binding upon the parties, their representatives, successors, and assigns. The parties to this Agreement are bound by ongoing and continuing obligations and liabilities until the later of (1) when this Agreement terminates and (2) when the underlying policies are no longer in force. This Agreement shall not be bifurcated, partially assigned, or partially assumed.

2.    EFFECTIVE DATE OF THE AGREEMENT

      This Agreement will be effective as of 12:01 A.M., April 30, 2000, and will cover policies effective on and after that date.

3.    SCOPE OF THE AGREEMENT

      The text of this Agreement and all Exhibits, Schedules and Amendments are considered to be the entire agreement between the parties. There are no other understandings or agreements between the parties regarding the policies reinsured other than as expressed in this Agreement. The parties may make changes or additions to this Agreement, but they will not be considered to be in effect unless they are made by means of a written amendment that has been signed and dated by both parties.

4.    DURATION OF THE AGREEMENT

      The duration of this Agreement will be unlimited. However, either party may terminate the Agreement for new business at any time by giving the other a 90-day prior written notice. MUNICH will continue to accept new reinsurance during the 90-day period.

      In addition, this Agreement may be terminated immediately for the acceptance of new reinsurance by either party if one of the parties materially breaches this Agreement or becomes insolvent.

      Existing reinsurance will not be affected by the termination of this Agreement with respect to new reinsurance. Existing reinsurance will remain in force until the termination or expiry of the underlying policies on which the reinsurance is based as long as PRUCO continues to pay


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      reinsurance premiums as described in Section 12. However, existing reinsurance may be terminated in accordance with the recapture provision described in Section 20.

5.    BASIS OF REINSURANCE

      Reinsurance under this Agreement will be on the Yearly Renewable Term basis for the net amount at risk on the portion of each policy that is reinsured as described in Schedule A.

6.    AUTOMATIC REINSURANCE TERMS

      MUNICH agrees to automatically accept contractual risks on the life insurance plans shown in Schedule A, subject to the following requirements:

      a. CONVENTIONAL UNDERWRITING. Automatic reinsurance applies only to insurance applications underwritten by PRUCO according to PRUCO's conventional underwriting and issue practices. Upon request, PRUCO shall provide MUNICH with a copy of its current underwriting and issue practices and guidelines.

            In the event of significant changes in underwriting practices in the industry, it may be appropriate for PRUCO or MUNICH to request of the other party changes in the underwriting requirements. The party requesting the change must provide a 120-day advance written notice to the other party before the effective date of such change. Recognition of reinsurance premium rates related to these changes must be determined within the 120-day period. If the underwriting change or rate change is unacceptable to either party, this Agreement may be unilaterally terminated for acceptance of new business with a 90-day written termination notice to the other party.

      b. RESIDENCE. To be eligible for automatic reinsurance, each insured must either be a resident of the United States or Canada at the time of issue or be a resident of another country that meets PRUCO's special underwriting requirements pertaining to foreign residence.

      c. OCCUPATION. To be eligible for automatic reinsurance, the insured must not be employed in an occupation as shown in the Occupation Exclusion List in Schedule A.

      d. AUTOMATIC PORTION REINSURED. For any policy reinsured under automatic reinsurance, the portion reinsured is shown in Schedule A.

      e. RETENTION. PRUCO will retain, and not otherwise reinsure, an amount of insurance on each life equal to its retention shown in Schedule A.

      f. AUTOMATIC ACCEPTANCE LIMIT. For any policy to be reinsured under automatic reinsurance, the face amount shall not exceed the Automatic Acceptance Limit as shown in Schedule A.

      g. JUMBO LIMIT. For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies shall not exceed the Jumbo Limit as shown in Schedule A.

      h. MINIMUM CESSION. The minimum amount of reinsurance per cession that MUNICH will accept is shown in Schedule A.

      i. FACULTATIVE QUOTES. The risk shall not have been submitted on a facultative basis to MUNICH or any other reinsurer.


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7.    AUTOMATIC REINSURANCE NOTICE PROCEDURE

      After the policy has been paid for and delivered, PRUCO will submit all relevant individual policy information, as defined in Schedule C, in its next statement to MUNICH.

8.    FACULTATIVE OBLIGATORY REINSURANCE

      When a policy does not qualify for automatic reinsurance because (1) the Automatic Acceptance Limit is exceeded, (2) the Jumbo Limit is exceeded or
      (3) the applicant is employed in an occupation included in the Occupation Exclusion List in Schedule A, PRUCO may make a request to reserve capacity through facultative obligatory reinsurance by contacting MUNICH by telephone. If PRUCO reserves capacity and the policy is issued, PRUCO must submit a form substantially similar to the "Notification of Reinsurance" form shown in Schedule F.

9.    FACULTATIVE REINSURANCE

      PRUCO may apply for facultative reinsurance with MUNICH on a risk if the automatic reinsurance terms are not met or if the terms are met and it prefers to apply for facultative reinsurance. To obtain a facultative reinsurance quote, PRUCO must submit the following:

      a. A form substantially similar to the "Application for Reinsurance" form shown in Schedule E.

      b. Copies of the original insurance application, medical examiner's reports, financial information, and all other papers and information obtained by PRUCO regarding the insurability of the risk.

      After receipt of PRUCO's application, MUNICH will promptly examine the material and notify PRUCO either of the terms and conditions of MUNICH's offer for facultative reinsurance or that no offer will be made. MUNICH's offer expires 120 days after the offer is made unless the written offer specifically states otherwise. If PRUCO accepts MUNICH's offer, then PRUCO will make a dated notation of its acceptance in its underwriting file and mail as soon as possible a formal reinsurance cession to MUNICH using a form substantially similar to the Notification of Reinsurance form shown in Schedule F. If PRUCO does not accept MUNICH's offer, then PRUCO will notify MUNICH in writing as soon as possible.

10.   COMMENCEMENT OF REINSURANCE COVERAGE

      Commencement of MUNICH's reinsurance coverage on any policy or pre-issue risk under this Agreement is described below:

      a. AUTOMATIC REINSURANCE. MUNICH's reinsurance coverage for any policy that is ceded automatically under this Agreement will begin and end simultaneously with PRUCO's contractual liability for the policy reinsured.

            In addition, MUNICH will be liable for benefits paid under PRUCO's conditional receipt or temporary insurance agreement if all of the conditions for automatic reinsurance coverage under Section 6 of this Agreement are met. MUNICH's liability under PRUCO's conditional receipt or temporary insurance agreement is limited to the lesser of
            (1) MUNICH's reinsured portion of the face amount of the policy and
            (2) $200,000.

      b. FACULTATIVE OBLIGATORY REINSURANCE. MUNICH's reinsurance coverage for any policy that is ceded under the terms of facultative obligatory reinsurance in this Agreement will begin when (1) PRUCO accepts MUNICH's offer by making a dated notation of its acceptance in its underwriting file and mailing the "Notification of Reinsurance" form to MUNICH and (2) the policy has been issued.


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            In addition, MUNICH will be liable for benefits paid under PRUCO's conditional receipt or temporary insurance agreement if the conditions for automatic reinsurance stated in Section 6a, b, e, h, and i of this Agreement are met. MUNICH's liability under PRUCO's conditional receipt or temporary insurance agreement will be limited to the portion of $1,000,000 that is derived as the amount of capacity reserved by PRUCO from MUNICH divided by the total amount of capacity reserved by PRUCO from all reinsurers.

      c. FACULTATIVE REINSURANCE. MUNICH's reinsurance coverage for any policy that is ceded facultatively under this Agreement shall begin when (1) PRUCO accepts MUNICH's offer by making a dated notation of its acceptance in its underwriting file and mailing the "Notification of Reinsurance" form to MUNICH and (2) the policy has been issued.

            In addition, MUNICH will be liable for benefits paid under PRUCO's conditional receipt or temporary insurance agreement. MUNICH's liability under PRUCO's conditional receipt or temporary insurance agreement will be limited to the portion of $1,000,000 that is derived as the amount of capacity reserved by PRUCO from MUNICH divided by the total amount of capacity reserved by PRUCO from all reinsurers.

      d. PRE-ISSUE COVERAGE. The pre-issue coverage for benefits paid under PRUCO's conditional receipt or temporary insurance agreement will be effective once all initial medical exams and tests have been completed. The pre-issue liability applies only once on any given life at one time no matter how many conditional receipts or temporary insurance agreements are in effect. After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

11.   REINSURANCE PREMIUM RATES

      a. LIFE REINSURANCE. The reinsurance premiums per $1000 are shown in Schedule B. Reinsurance premiums for renewals are calculated using
            (1) the issue ages, (2) the duration since issuance and (3) the current underwriting classification.

      b. RATES NOT GUARANTEED. The reinsurance premium rates are not guaranteed. MUNICH reserves the right to change the rates at any time. If MUNICH changes the rates, it will give PRUCO a 90-day prior written notice of the change. Any change applies only to reinsurance premiums due after the expiration of the notice period.

            MUNICH further agrees that PRUCO's right of recapture under Section 20 of this Agreement will be triggered if Prudential deems a rate change unacceptable.

12.   PAYMENT OF REINSURANCE PREMIUMS

      a. PREMIUM DUE. For each policy reinsured under this Agreement, reinsurance premiums are payable annually in advance. These premiums are due on the issue date and each subsequent policy anniversary. Within 30 days after the close of each reporting period, PRUCO will send MUNICH a statement of account for that period along with payment of the full balance due. On any payment date, monies payable between MUNICH and PRUCO under this Agreement may be netted to determine the payment due. This offset will apply regardless of the insolvency of either party as described in Section 23. If the statement of account shows a balance due PRUCO, MUNICH will remit that amount to PRUCO within 30 days of receipt of the statement of account. All financial transactions under this Agreement will be in United States dollars. If the reinsurance premium amounts cannot be determined on an exact basis by the dates described below, such payments will be paid in accordance with a mutually agreed upon formula which will approximate the actual payments. Adjustments will then be made to reflect actual amounts when such information is available.


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      b.    FAILURE TO PAY PREMIUMS. If reinsurance premiums are 90 days past due, for reasons other than those due to error or omission as defined below in Section 22, the premiums will be considered in default and MUNICH may terminate the reinsurance by providing a 30-day prior written notice, provided payment is not received within that 30-day period. MUNICH will have no further liability as of the termination date. PRUCO will be liable for the prorated reinsurance premiums to the termination date. PRUCO agrees that it will not force termination under the provisions of this paragraph solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

            At the end of this 30-day period, MUNICH's liability will automatically terminate for all reinsurance on which balances remain due and unpaid, including reinsurance on which balances became due and unpaid during and after the 30-day notice period.

            PRUCO may reinstate reinsurance terminated for non-payment of balances due at any time within 60 days following the date of termination. However, MUNICH will have no liability for claims incurred between the termination date and the reinstatement date.

      c. PREMIUM ADJUSTMENT. If PRUCO overpays a reinsurance premium and MUNICH accepts the overpayment, MUNICH's acceptance will not constitute or create a reinsurance liability or increase in any existing reinsurance liability. Instead, MUNICH will be liable to PRUCO for a credit in the amount of the overpayment. If a reinsured policy terminates, MUNICH will refund the excess reinsurance premium. This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid.

13.   PREMIUM TAX REIMBURSEMENT

      See Schedule B.

14.   DAC TAX AGREEMENT

      PRUCO and MUNICH, herein collectively called the "Parties", or singularly the "Party", hereby enter into an election under Treasury Regulations
      Section 1.848-2(g) (8) whereby:

      a. For each taxable year under this Agreement, the party with the net positive consideration, as defined in the regulations promulgated under Internal Revenue Code Section 848, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848 (c) (1);

      b. PRUCO and MUNICH agree to exchange information pertaining to the net consideration under this Agreement each year to insure consistency or as otherwise required by the Internal Revenue Service;

      c. PRUCO will submit to MUNICH by May 1 of each year its calculation of the net consideration for the preceding calendar year.

      d. MUNICH may contest such calculation by providing an alternative calculation to PRUCO in writing within 30 days of MUNICH 's receipt of PRUCO's calculation. If MUNICH does not so notify PRUCO, MUNICH will report the net consideration as determined by PRUCO in MUNICH's tax return for the previous calendar year;

      e. If MUNICH contests PRUCO's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date MUNICH submits its alternative calculation. If PRUCO and MUNICH do not reach agreement on the net amount of consideration within such 30-day period, then the net amount of consideration for such year shall be determined by an independent accounting firm


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            acceptable to both PRUCO and MUNICH within 20 days after the expiration of such 30-day period.

      f. PRUCO and MUNICH agree that this election shall first be effective for the 2000 calendar tax year and will be effective for all subsequent taxable years for which this Agreement remains in effect.

      MUNICH and PRUCO represent and warrant that they are subject to U.S. taxation under either Subchapter L of Chapter 1, or Subpart F of Subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

15.   REPORTS

      The reporting period is shown in Schedule A. For each reporting period, PRUCO will submit reports to MUNICH with information that is substantially similar to the information displayed in Schedule C.

      In addition, the reports will include a billing and accounting summary and a policy exhibit summary similar to the reports shown in Schedule D.

      Within 15 business days after the end of each calendar year, PRUCO will submit a reserve credit summary similar to that shown in Schedule D. PRUCO will also submit this reserve credit summary within 10 business days after the end of each other calendar quarter.

16.   RESERVES FOR REINSURANCE

      See Schedule A.

17.   CLAIMS

      a. NOTICE. PRUCO will notify MUNICH as soon as reasonably possible after PRUCO receives a claim for a policy reinsured under this Agreement. After PRUCO has received all proper claim proofs and paid the claim, PRUCO will send MUNICH an itemized statement of the benefits paid by PRUCO and all relevant information with respect to the claim including the claim proofs.

      b. AMOUNT AND PAYMENT OF BENEFITS. As soon as MUNICH receives proper claim notice and any required proof of the claim, MUNICH will promptly pay the reinsurance benefits due PRUCO. PRUCO's contractual liability for claims is binding on MUNICH. The maximum benefit payable to PRUCO under each reinsured policy is the amount specifically reinsured with MUNICH.

      c. CLAIM SETTLEMENTS. PRUCO will use its standard claim practice and guidelines in the adjudication of all claims on policies reinsured under this Agreement. Until such time as PRUCO has systems capability to administer the right of MUNICH to opt out of contested claims, claim settlements made by PRUCO, including compromises, shall be unconditionally binding on MUNICH. MUNICH will share in any reduced amount in proportion to its share of the liability.

      d. CLAIM EXPENSES. MUNICH will pay its share of reasonable investigation and legal expenses connected with the litigation or settlement of policy claims. MUNICH will also pay its share of any interest paid by PRUCO on any claim payment. However, claim expenses do not include routine claim and administration expenses, including PRUCO's home office expenses. Also, expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that PRUCO admits are payable are not a claim expense under this Agreement.


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      e.    EXTRACONTRACTUAL DAMAGES. In no event will MUNICH participate in punitive or compensatory damages which are awarded against PRUCO as a result of an act, omission or course of conduct committed by PRUCO in connection with the insurance under this Agreement. MUNICH will, however, pay its share of statutory penalties awarded against PRUCO in connection with the insurance reinsured under this Agreement. The parties recognize that circumstances may arise in which equity would require MUNICH, to the extent permitted by law, to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which MUNICH was an active party and in writing either directed, consented to, or ratified the act, omission, or course of conduct of PRUCO which ultimately results in the assessment of punitive and/or compensatory damages. In such situations, PRUCO and MUNICH would share such damages assessed in equitable proportions.

            Routine expenses incurred in the normal settlement of uncontested claims and the salary of an officer or employee of PRUCO are excluded from this provision. For purposes of the provision, the following definitions will apply:

            "Punitive Damages" are those damages awarded as a penalty, the amounts of which are not governed or fixed by statute;

            "Statutory Penalties" are those amounts that are awarded as a penalty, but are fixed in amount by statute;

            "Compensatory Damages" are those amounts awarded to compensate for actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

18.   MISREPRESENTATION, SUICIDE, AND MISSTATEMENT

      If either a misrepresentation on an application or a death of an insured by suicide results in the return of policy premiums by PRUCO under the policy rather than payment of policy benefits, MUNICH will refund all of the reinsurance premiums paid for that policy to PRUCO. If there is an adjustment for a misrepresentation or misstatement of age or sex, a corresponding adjustment to the reinsurance benefit will be made.

19.   POLICY CHANGES

      a. NOTICE. If a reinsured policy is changed as described below, a corresponding change will be made in the reinsurance for that policy. PRUCO will notify MUNICH of the change in PRUCO's next report as stated in Section 15.

      b. INCREASES. If a request for an increase in the amount of insurance is made for a reinsured policy and the insured meets PRUCO's underwriting requirements and PRUCO approves the increase under the policy, then the amount of reinsurance under this Agreement will be adjusted as of the effective date of the increase.

            If a request for an increase is made for a reinsured policy and the insured meets PRUCO's underwriting requirements and a new policy is issued for the higher amount, then reinsurance under the old policy will cease as of the effective date of the change, and reinsurance under the new policy will commence as of the policy date of the new policy.

            If a request for an increase in a reinsured policy is granted without the insured meeting PRUCO's underwriting requirements, then reinsurance on the increase will not be allowed.


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            If a request for an increase does not meet all of the terms of automatic reinsurance, then PRUCO may apply for facultative obligatory reinsurance or facultative reinsurance as stated in
            Section 8 and Section 9, respectively. When this happens, it is the intent of PRUCO to reinsure the entire policy, i.e. the amount before the increase and the amount of increase. If the facultative increase is allowed, the automatic reinsurance on the amount before the increase will be discontinued.

            If a reinsured policy is increased as a result of a conversion from term insurance and the increase is granted without the insured meeting PRUCO's underwriting requirements, then reinsurance will cease as of the effective date of the change.

      c. REDUCTION OR TERMINATION. If the amount of insurance on a reinsured policy is reduced, the reinsurance will be reduced proportionately as of the effective date of the reduction.

            If a reinsured policy is terminated, the reinsurance will cease on the date of such termination.

      d. PLAN CHANGES. If a reinsured policy is changed to another plan of insurance that is not currently reinsured under this Agreement as defined in Schedule A, then PRUCO will recapture in full the coverage reinsured under this Agreement, and the reinsurance will cease with respect to the policy as of the effective date of the change.

            If a policy that is not reinsured under this Agreement is changed to a plan that is reinsured under this Agreement as defined in Schedule A and the insured has met PRUCO's underwriting requirements for the plan change, then reinsurance will commence as of the policy date of the new plan.

      e. DEATH BENEFIT OPTION CHANGES. If the death benefit option under a reinsured policy is changed and the face amount of insurance is either increased or decreased, the net amount at risk reinsured under this Agreement after the change will be the same as before the change.

      f. REDUCED PAID-UP INSURANCE. If any policy reinsured under this Agreement is changed to Reduced Paid-Up Insurance, the net amount at risk reinsured will be adjusted as appropriate and reinsurance will be continued in accordance with the provisions of the underlying policy. Reinsurance payments for the adjusted policy will be calculated using (1) the issue age of the original policy, (2) the duration since issuance of the original policy and (3) the underwriting classification immediately prior to the change to Reduced Paid-Up Insurance.

20.   RECAPTURE

      At any time during the term of the Agreement, PRUCO may elect to recapture in full the coverage reinsured under this Agreement following the occurrence of either of the following events: (1) a "Risk Trigger Event" as defined in Schedule A of this Agreement; or (2) a Plan Change as described in Section 19 d. above: or (3) the Reinsurance Premium rates are increased.

      In addition, after the twentieth policy anniversary, PRUCO may elect to recapture all or an appropriate portion of the coverage reinsured under this Agreement to reflect increases in the maximum retention limits for PRUCO and all of its affiliates, collectively, subsequent to the date of policy issue. These maximum retention limits as of the effective date of this Agreement are equal to the amounts shown in the Risk Retention Limits table shown in Schedule A. The portion of the coverage that may be recaptured would be directly related to the increase in the limits. To illustrate, if the maximum retention limits are increased by 100%, then the portion that may be recaptured from all reinsurers of the policies reinsured under this Agreement would be equal to 100% of the portion of each reinsured policy that is retained by PRUCO. Furthermore, the portion that may be recaptured from MUNICH would be determined as MUNICH's prorata share of the total portion reinsured with all reinsurers.

      If PRUCO elects to recapture the risks ceded to MUNICH under this Agreement as stated above, it will do so by giving written notice to MUNICH. Upon the delivery of such notice, all of the risks previously ceded under each of the policies subject to this Agreement shall be recaptured, effective as of the date specified in PRUCO's notice. If PRUCO does not specify in the written notice the date that such recapture is to be effective, then the recapture shall be effective immediately upon MUNICH's receipt of the notice.

      If a policy is recaptured, MUNICH will pay PRUCO the unearned reinsurance premium as of the date of recapture. MUNICH shall not be liable, under this Agreement, for any claims incurred after the date of recapture.

21.   REINSTATEMENTS

      a. AUTOMATIC REINSTATEMENT. If PRUCO reinstates a policy that was originally ceded to MUNICH as either automatic reinsurance or facultative obligatory reinsurance using conventional underwriting practices, MUNICH's reinsurance for the policy shall be reinstated.

      b. FACULTATIVE REINSTATEMENT. If PRUCO has been requested to reinstate a policy that was originally ceded to MUNICH as facultative reinsurance and the reinstatement is processed under PRUCO's Long Form Reinstatement Process, then PRUCO will re-submit the appropriate evidence for the case to MUNICH for underwriting approval before the reinsurance can be reinstated.

      c. PREMIUM ADJUSTMENT. Reinsurance premiums for the interval during which the policy was lapsed will be paid to MUNICH on a YRT basis by PRUCO.

22.   ERRORS AND OMISSIONS

      If either MUNICH or PRUCO fails to comply with any of the terms of this Agreement and it is shown that the failure was unintentional or the result of a misunderstanding or an administrative oversight on the part of either party, this Agreement will remain in effect. If the failure to comply changes the operation or effect of this Agreement, both parties will be put back to the positions they would have occupied if the failure to comply had not occurred. This section will not apply to any facultative submission until PRUCO has mailed the Notification of Reinsurance form to MUNICH.

23.   INSOLVENCY

      For the purpose of this Agreement, PRUCO or MUNICH shall be deemed "insolvent" if it does one or more of the following:

      a. A court-appointed receiver, trustee, custodian, conservator, liquidator, government official or similar officer takes possession of the property or assets of either PRUCO or MUNICH; or

      b. Either PRUCO or MUNICH is placed in receivership, rehabilitation, liquidation, conservation, bankruptcy or similar status pursuant to the laws of any state or of the United States; or

      c. Either PRUCO or MUNICH becomes subject to an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the domicile of PRUCO or MUNICH, as the case may be.

      In the event that PRUCO is deemed insolvent, all reinsurance claims payable hereunder shall be payable by MUNICH on the basis of PRUCO's liability under the policies reinsured without diminution because of the insolvency of PRUCO. Such claims shall be payable by MUNICH directly to PRUCO, its liquidator or statutory successor. It is understood, however, that in the event of such insolvency, the liquidator or receiver or statutory successor of PRUCO shall give written notice to MUNICH of the pendency of a claim against MUNICH on a risk reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceeding. Such notice shall indicate the policy reinsured and whether the claim could involve a possible liability on the part of MUNICH. Failure to give such notice shall not excuse the obligation of MUNICH unless it is substantially prejudiced thereby. During the pendency of such claim, MUNICH may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses it may deem available to PRUCO, its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by MUNICH shall be chargeable, subject to court approval, against PRUCO as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to PRUCO solely as a result of the defense undertaken by MUNICH.

      In the event MUNICH is deemed insolvent, MUNICH will be bound by any legal directions imposed by its liquidator, conservator, or statutory successor. However, and if not in conflict with such legal directions, PRUCO shall have the right to cancel this Agreement with respect to occurrences taking place on or after the date MUNICH first evidences insolvency. Such right to cancel shall be exercised by providing MUNICH (or its liquidator, conservator, receiver or statutory successor) with a written notice of PRUCO's intent to recapture ceded business. If PRUCO exercises such right to cancel and recapture ceded business, such election shall be in lieu of any premature recapture fee. Upon such election, PRUCO shall be under no obligation to MUNICH , its liquidator, receiver or statutory successor; however, MUNICH , its liquidator, receiver or statutory successor shall be liable for all claims incurred prior to the date of recapture.

24.   ARBITRATION

      a. GENERAL. All disputes and differences under this Agreement that cannot be amicably agreed upon by the parties shall be decided by arbitration. The arbitrators will have the authority to interpret this Agreement and, in doing so, will consider the customs and practices of the life insurance and life reinsurance industry. The arbitrators will consider this Agreement as an honorable engagement rather than merely a legal obligation, and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The arbitration shall take place within the United States.

      b. NOTICE. To initiate arbitration, one of the parties will notify the other, in writing, of its desire to arbitrate. The notice will state the nature of the dispute and the desired remedies. The party to which the notice is sent will respond to the notification in writing within 10 days of receipt of the notice. At that time, the responding party will state any additional dispute it may have regarding the subject of arbitration.

      c. PROCEDURE. Arbitration will be heard before a panel of three disinterested arbitrators. The arbitrators will be current or former executive officers or employees of life insurance or reinsurance companies; however, these companies will not be either party or any of their reinsurers or affiliates. Each party will appoint one arbitrator. Notice of the appointment of these arbitrators will be given by each party to the other party within 30 days of the date of mailing of the notification initiating the arbitration. These two arbitrators will, as soon as possible, but no longer than 45 days after the date of the mailing of the notification initiating the arbitration, then select the third arbitrator.

            Should either party fail to appoint an arbitrator or should the two initial arbitrators be unable to agree on the choice of a third arbitrator, each arbitrator will nominate three candidates, two of whom the other will decline, and the decision will be made by drawing lots on the final selection. Once chosen, the three arbitrators will have the authority to decide all substantive and procedural issues by a majority vote. The arbitration hearing will be held on the date fixed by the arbitrators at a location agreed upon by the parties. The arbitrators will issue a written decision from which there will be no appeal. Either party may reduce this decision to a judgment before any court that has jurisdiction of the subject of the arbitration.

      d. COSTS. Each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equal cost of the third arbitrator.

25.   GOOD FAITH; FINANCIAL SOLVENCY

      Each party agrees that all matters with respect to this Agreement require its utmost good faith. Each party or its representatives has the right at any reasonable time to inspect the other's records relating to this Agreement.

      Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party agrees to promptly notify the other if it is subsequently financially impaired. MUNICH has entered into this Agreement in reliance upon PRUCO's representations and warranties. Each party affirms that it has and will continue to disclose all matters material to this Agreement and each cession. Examples of such matters are a material change in underwriting or issue practices or philosophy, or a change in each party's ownership or control.

      MUNICH represents and warrants to PRUCO that MUNICH is a licensed or accredited reinsurer under the applicable laws and regulations of Arizona and that MUNICH satisfies each of the current, applicable legal and regulatory requirements in Arizona necessary to fully entitle PRUCO to take the maximum permissible credit for the risks ceded under this Agreement on each of its statutory financial statements. MUNICH acknowledges that PRUCO is entering into this Agreement in reliance upon this and other representations and warranties of MUNICH, and MUNICH agrees that, except as provided in the immediately following paragraph, PRUCO's right of recapture under Section 20 of this Agreement will be triggered if, at any point in the future during the term of this Agreement, this representation and warranty is no longer true and correct.

      If at any point in the future during the term of this Agreement, MUNICH's representation and warranty in the immediately preceding paragraph is no longer true and correct, PRUCO's right of recapture in Section 20 of this Agreement will be triggered unless MUNICH elects to, and does, provide, on a timely basis, additional security in the form of a trust structure, letter of credit, or other security acceptable to PRUCO. To avoid PRUCO's right of recapture being triggered, any such additional security must in form and substance satisfy all of the then current, applicable legal and regulatory requirements in Arizona so as to fully entitle PRUCO to take the maximum permissible credit for the risks ceded under this Agreement on each of its statutory financial statements. To be considered furnished "on a timely basis," the additional security must be in place and in effect prior to the date legally required to enable PRUCO to avoid any period of time during which credit may not lawfully continue to be taken on each of PRUCO's statutory financial statements.

26.   MEDICAL INFORMATION BUREAU

      MUNICH is required to strictly adhere to the Medical Information Bureau Rules, and PRUCO agrees to abide by these Rules, as amended from time to time. PRUCO will not submit a preliminary notice, application for reinsurance, or reinsurance cession to MUNICH unless PRUCO has a signed, currently required Medical Information Bureau authorization.

27.   GOVERNING LAW

      This Agreement shall be governed by the laws of the State of Arizona without giving effect to the principles of conflicts of laws thereof.

28.   ASSIGNMENT

      This Agreement is not assignable by either party except by the express written consent of the other.

In witness of the above, PRUCO and MUNICH have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of April 30, 2000.

PRUCO LIFE INSURANCE COMPANY                MUNICH AMERICAN REASSURANCE COMPANY



By:                                         By:
      ------------------------------              ------------------------------


Title:                                      Title:
      ------------------------------              ------------------------------


Date:                                       Date:
      ------------------------------              ------------------------------




By:                                         By:
      ------------------------------              ------------------------------


Title:                                      Title:
      ------------------------------              ------------------------------


Date:                                       Date:
      ------------------------------              ------------------------------

                                   SCHEDULE A

                              REINSURANCE COVERAGE
--------------------------------------------------------------------------------

1.    PLANS REINSURED:

      This Agreement covers the following plans:

      o PruLife Universal (UL) - Policies issued by PRUCO (Form Number UL-2000 and all state variations)

      o PruLife Custom Premier (VUL II) - Policies issued by PRUCO (Form Number VUL-2000 and all state variations)

      o Target Term Rider (TTR) issued by PRUCO (currently available on VUL II policies)

      Excluded from reinsurance under this Agreement are the Waiver of Premium and Accidental Death Benefits included in the above reinsured policies. Also excluded from reinsurance under this Agreement are riders that provide additional life insurance on the lives of any dependent children of the policyholder. Included under this Agreement is the Living Needs Benefit rider.

2.    AUTOMATIC PORTION REINSURED:

      US/Canadian Residents

      MUNICH will automatically reinsure an amount equal to 20% of the net amount at risk related to the face amount of insurance.

      The net amount of risk is determined as of the issue date and each subsequent policy anniversary and is defined as the death benefit minus the contract fund.

      Non US/Canadian Residents

      MUNICH will automatically reinsure an amount equal to 20% of the net amount at risk related to the face amount of insurance.

3.    AUTOMATIC RETENTION LIMIT:

      PRUCO will retain at least 10% of each policy. PRUCO may cede up to 70% of each policy on a first-dollar quota share basis to other reinsurers.

4.    AUTOMATIC ACCEPTANCE LIMIT:

      For any policy to be reinsured under automatic reinsurance, the face amount will not exceed the amounts in the following tables:

      US/Canadian Residents - No Foreign Travel

      ======================================================================
      Issue Age of Insured       Pref. Best - Class D           Class E - H
      ----------------------------------------------------------------------
        Ages: 18 - 65                $ 50,000,000               $ 35,000,000
      ----------------------------------------------------------------------
              66 - 70                $ 40,000,000               $ 25,000,000
      ----------------------------------------------------------------------
              71 - 75                $ 35,000,000               $ 15,000,000
      ----------------------------------------------------------------------
              76 - 77                $ 15,000,000               $ 10,000,000
      ----------------------------------------------------------------------
              78 - 80                $ 10,000,000               $ 5,000,000
      ----------------------------------------------------------------------
              81 - 85                $  5,000,000                  None
      ----------------------------------------------------------------------
              86 - 90                $  1,500,000                  None
      ======================================================================

      US/Canadian Residents - Foreign Travel

      ======================================================================
                       Pref. Best - Class C     Class D - E     Greater than
                                                                  Class E
      ----------------------------------------------------------------------
      Ages: 18 - 70       $ 10,000,000          $ 7,500,000        None
      ----------------------------------------------------------------------
            71 - 75       $ 7,500,000           $ 5,000,000        None
      ----------------------------------------------------------------------
            76 - 90       None                  None               None
      ======================================================================

      Non US/Canadian Residents

      ======================================================================
                       Pref. Best - Class C     Class D - E     Greater than
                                                                  Class E
      ----------------------------------------------------------------------
      Ages: 18 - 70      $ 20,000,000        $ 15,000,000             None
      ----------------------------------------------------------------------
            71 - 75      $ 15,000,000        $ 10,000,000             None
      ----------------------------------------------------------------------
            76 - 90      None                None                     None
      ======================================================================

5.    JUMBO LIMIT:

      For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies will not exceed the following amounts:

      US/Canadian Residents- No Foreign Travel

      $50,000,000 for all ages and rating classes.

      US/Canadian Residents - Foreign Travel

      $35,000,000 for issue ages through age 75 and rating classes through class
      E. $0 for issue ages over 75 or rating classes higher than E.

      Non US/Canadian Residents

      $35,000,000 for issue ages through age 75 and rating classes through class
      E. $0 for issue ages over 75 or rating classes higher than E.

6.    OCCUPATION EXCLUSION LIST FOR AUTOMATIC REINSURANCE

      o     Entertainers

      o     High Profile Athletes

7.    REPORTING PERIOD:

      The reporting period will be monthly.

8.    MINIMUM CESSION:

      The minimum amount per cession that can be reinsured with MUNICH is $10,000.

9.    RESERVES FOR REINSURANCE:

      The reinsurance reserve is the one-year term reserve on the portion of each policy reinsured. This reserve will be calculated using 1980 CSO ultimate mortality and 4 1/2 % interest.

10.   RISK TRIGGER EVENT:

      A "Risk Trigger Event" means that any of the following has occurred:

      (1)   MUNICH does not have statutory surplus of at least $300 million;


      (2) MUNICH's representation and warranty contained in Section 25 of this Agreement (dealing with licensure/accreditation status and related matters) is no longer true and correct, except that if MUNICH elects to, and does, provide additional security in accordance with the requirements of the last paragraph of Section 25 of this Agreement, no Risk Trigger Event will be deemed to have occurred; or

      (3) MUNICH no longer has in effect a Qualified Rating (as defined below) from at least one of the Major Rating Agencies shown in the chart below, which is at least as high as the minimum levels shown:

            =============================================================
            Major Rating Agency               Minimum Applicable Rating:
            =============================================================
            Fitch IBCA, Duff & Phelps         A rating of "A-" or higher.
            -------------------------------------------------------------
            Moody Investor Services, Inc.     A rating of "A3" or higher.
            -------------------------------------------------------------
            Standard & Poors Corporation      A rating of "A-" or higher.
            =============================================================

      "Qualified Rating" shall mean the issuance of an insurance company long-term, financial strength rating from one or more of the Major Rating Agencies that remains in effect, that has not been suspended or withdrawn, and that was issued as a result of the full interactive ratings review process (including interviews with senior management) by the Major Rating Agency in question. (Use of the modifiers "Q" or "Pi" by S&P or any similar indication that a rating is a "qualified" or "limited" rating by any other of the Major Rating Agencies means that the rating does not constitute a "Qualified Rating" for purposes of this Agreement.)

11.   RISK RETENTION LIMITS:

      The total amount of insurance in force and applied for on an individual life for PRUCO and its affiliates will not exceed the risk retention limits in the following table.

      ================================================================
      Issue Age of Insured    Pref. Best - Class D         Class E - H
      ================================================================
          Ages: 18 - 65           $ 10,000,000            $ 10,000,000
      ----------------------------------------------------------------
                66 - 70           $ 10,000,000            $ 10,000,000
      ----------------------------------------------------------------
                71 - 75           $ 10,000,000            $ 10,000,000
      ----------------------------------------------------------------
                76 - 77           $ 10,000,000             $ 5,000,000
      ----------------------------------------------------------------
                78 - 80           $  5,000,000             $ 2,500,000
      ----------------------------------------------------------------
                81 - 85           $  2,500,000             $ 1,000,000
      ----------------------------------------------------------------
                86 - 90           $  1,000,000                None
      ================================================================

                                   SCHEDULE B

                 AUTOMATIC AND FACULTATIVE REINSURANCE PREMIUMS
--------------------------------------------------------------------------------

1.    STANDARD ANNUAL REINSURANCE PREMIUMS

      The standard annual reinsurance premiums per $1,000 of net amount at risk for (1) all cessions of automatic reinsurance and facultative obligatory reinsurance and (2) all cessions of facultative reinsurance in the amount of $10 million or less will be the product of the rates in the table attached to this Schedule B and the following factors:

      ================================================================
       Face amounts $100,000 and greater AND issue age 18 and greater
      ================================================================
         Rating Class                          Factor
      ----------------------------------------------------------------
              1                                 .330
      ----------------------------------------------------------------
              2                                 .380
      ----------------------------------------------------------------
              3                                 .470
      ----------------------------------------------------------------
              4                                 .655
      ----------------------------------------------------------------
              5                                1.060
      ----------------------------------------------------------------
              6                                1.260
      ================================================================

      ================================================================
        Face amount less than $100,000 OR issue age less than 18
      ----------------------------------------------------------------
       Rating Class                             Factor
      ================================================================
            1                                     N/A
      ----------------------------------------------------------------
            2                                     N/A
      ----------------------------------------------------------------
            3                                     N/A
      ----------------------------------------------------------------
            4                                    .705
      ----------------------------------------------------------------
            5                                     N/A
      ----------------------------------------------------------------
            6                                   1.473
      ================================================================

      The standard annual reinsurance premiums per $1,000 for cessions of facultative obligatory reinsurance and facultative reinsurance in excess of $10 million will be the product of the rates in the table attached to this Schedule B and the following factors:

      ================================================================
       Rating Class                             Factor
      ================================================================
            1                                    .420
      ----------------------------------------------------------------
            2                                    .420
      ----------------------------------------------------------------
            3                                    .720
      ----------------------------------------------------------------
            4                                    .720
      ----------------------------------------------------------------
            5                                   1.270
      ----------------------------------------------------------------
            6                                   1.500
      ================================================================

2.    SUBSTANDARD ANNUAL REINSURANCE PREMIUMS

      Substandard extra premiums are available on classes 4 and 6 (Non-Smoker and Smoker). For substandard issues, the substandard extra reinsurance premium (plus any flat extra) is payable for 20 years. After this period, the base reinsurance premium (plus any flat extra) is payable until the end of the premium paying period.

      The substandard extra annual reinsurance premiums per $1,000 for substandard issues will be the product of the base reinsurance premiums per $1,000 and the factor for the appropriate rating class.

      Note that this is the total premium per $1,000, including both the base and substandard premium.

      The factors are as follows:

      =======================================================
           Rating Class                     Factor
      -------------------------------------------------------
                A                            1.40
      -------------------------------------------------------
                B                            1.65
      -------------------------------------------------------
                C                            1.90
      -------------------------------------------------------
                D                            2.25
      -------------------------------------------------------
                E                            2.75
      -------------------------------------------------------
                F                            3.25
      -------------------------------------------------------
                G                            3.75
      -------------------------------------------------------
                H                            4.50
      =======================================================

3.    FLAT EXTRA REINSURANCE PREMIUMS

      The flat extra reinsurance premium per $1,000 will be the product of flat extra premiums charged by PRUCO and the factors in the following table:

      ==========================================================
         Permanent Flat Extra Premiums (i.e., for more than 5
                           years duration)
      ----------------------------------------------------------
             First year                      .25
      ----------------------------------------------------------
            Renewal year                     .90
      ==========================================================

      ==========================================================
           Temporary Flat Extra Premiums (i.e., for 5 years
                          duration or less)
      ----------------------------------------------------------
             All years                       .90
      ==========================================================

4.    AGE BASIS

      Age Last Birthday.

5.    PREMIUM TAXES

      Premium taxes are not reimbursed.